CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Calvert World Values Funds, Inc.

     We consent to the incorporation by reference in Post-Effective Amendment No. 7 to the Registration Statement of Calvert World Values Funds, Inc. on Form N-1A (File Numbers 33-45829 and 811-06563) of our report dated May 9, 1997, on our audit of the financial statements and financial highlights of Calvert World Values Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended March 31, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants and Custodians" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
July 17, 1997